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NEWS RELEASE                                           [CALIBER LOGO]

Investor Contact:         Investor Relations           CALIBER SYSTEM, INC.
                          (330) 665-8814               3925 Embassy Parkway
                                                       P.O. Box 5459
                                                       Akron, OH  44334-0459
Media Contact:            Dina Gruey                   (330)665-5646
                          (330) 665-8849               http://www.calibersys.com

FOR IMMEDIATE RELEASE
MAY 28, 1997


                    CALIBER SYSTEM SIGNS DEFINITIVE AGREEMENT
                      TO SELL FORMER CENTRAL FREIGHT LINES

     AKRON, OHIO --Caliber System, Inc. (NYSE: CBB) has signed a definitive agreement to sell the operations of Viking Freight's Southwestern Division -- the territory served by the former Central Freight Lines -- to senior Central management and the Moyes Group of Swift Transportation.

     Under the terms of the agreement, Caliber will receive $43 million in cash and will retain 35 properties that the company will sell at a later date. Additionally, the investor group, which intends to operate under the name Central Freight Lines, Inc., will assume $22 million in liabilities. The total value of the sale, including the anticipated proceeds from the retained properties, is estimated at approximately $80 million.

     "We are pleased with the outcome of our negotiations with the future owners of Central," said Daniel J. Sullivan, Chairman, President and CEO of Caliber System. "After completing competitive bidding with several potential buyers, we agreed on a final sale price which is substantially higher than the liquidation value of the assets. More importantly, this sale has allowed us to preserve the jobs of about 4,000 employees who will be retained as part of the deal."

     Sullivan said that the transaction will strengthen Caliber's balance sheet as the proceeds from the sale of Central will reduce outstanding debt. The transaction, which is expected to close on or before June 30, will have no impact on Caliber's future 1997 earnings.

     Central Freight Lines, which will operate 57 terminals in eight southwestern states, will continue its close working relationship with Viking Freight, Caliber's less-than-truckload carrier serving 12 western states, to provide seamless service to customers in both regions.


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CALIBER SYSTEM, INC.
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     Caliber System is a leading provider of value-added transportation, logistics and related information services. Its operating companies include RPS, a business-to-business small-package carrier; Viking Freight, a supplier of regional freight service in the West; Caliber Logistics, a contract logistics provider; Roberts Express, a critical-shipment carrier; and Caliber Technology, a producer of systemwide information services. By combining its operating units' products and services, Caliber offers integrated, customized solutions that meet customer demand for more comprehensive transportation and logistics programs.

     This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

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